As filed with the Securities and Exchange Commission on January 27, 2011
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________________

STANDARD GOLD, INC.
(Exact name of Registrant as specified in its charter)

Colorado	900 IDS Center	84-0991764
(State or other jurisdiction of	80 South 8th Street	(I.R.S. Employer
Incorporation or organization)	Minneapolis, Minnesota 55402-8773	Identification No.)
Telephone (612) 349-5277
(Address of principal executive offices)

2010 STOCK INCENTIVE PLAN
(Full title of Plan)
________________________________________

Mark D. Dacko	Copy to:
Chief Financial Officer	William M. Mower, Esq.
Standard Gold, Inc.	Maslon Edelman Borman & Brand, LLP
900 IDS Center	3300 Wells Fargo Center
80 South 8th Street	90 South 7th Street
Minneapolis, Minnesota 55402-8773	Minneapolis, Minnesota 55402
Telephone (612) 349-5277	Telephone: (612) 672-8200
(Name and address of agent for service)	Facsimile: (612) 642-8358
________________________________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee
Title of securities to be registered	Proposed maximum amount to be registered		Proposed maximum offering price per share (3)	Aggregate offering price (3)	Amount of registration fee (3)
Common stock, par value $.001per share	13,500,000	(1) (2)	$0.63	$8,505,000	$987.43
(1)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), there are also registered hereunder such indeterminate number of additional securities as may become available for issuance pursuant to the Company’s 2010 Stock Incentive Plan as a result of the anti-dilution provisions contained therein.

(2)
Consists of 7,600,001 shares that have been granted by the Company under the 2010 Stock Incentive Plan, but have not yet vested, and 200,000 shares available for issuance under the 2010 Stock Incentive Plan.

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) and based upon the average of the high and low sale prices of the Registrant’s Common Stock on January 26, 2011, as reported on the OTC Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference herein:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 26, 2010;

(b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed on May 7, 2010, August 13, 2010, and November 15, 2010, respectively;

(c) Current Reports on Form 8-K filed on April 5, 2010, September 13, 2010, September 17, 2010 and September 20, 2010; and

(d) The description of capital stock as set forth on Form 8-A filed on March 18, 1986.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

In accordance with the laws of Colorado, in general, an incorporated corporation, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Colorado corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the State of Colorado or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description of Document
4.1	Standard Gold, Inc 2010 Stock Incentive Plan (as amended).
5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered.
23.1	Consent of Moquist Thorvilson Kaufmann Kennedy & Pieper LLC.
23.2	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page hereto).

Item 9. Undertakings.

(a) The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on the 27th day of January, 2011.

STANDARD GOLD, INC.

By:	/s/ Alfred A. Rapetti
Alfred A. Rapetti
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Alfred A. Rapetti as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Alfred A. Rapetti	Chief Executive Officer and Director	January 27, 2011
Alfred A. Rapetti	(principal executive officer)

/s/ Mark D. Dacko	Chief Financial Officer and Secretary	January 27, 2011
Mark D. Dacko	(principal financial and accounting officer)

/s/ Stephen D. King	Director	January 27, 2011
Stephen D. King

Director
Dr. Clyde Smith

/s/ Donald Stoica	Director	January 27, 2011
Donald Stoica

/s/ Manfred Birnbaum	Director	January 27, 2011
Manfred Birnbaum

INDEX TO EXHIBITS

Exhibit	Description of Document

4.1	Standard Gold, Inc 2010 Stock Incentive Plan (as amended).
5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered.
23.1	Consent of Moquist Thorvilson Kaufmann Kennedy & Pieper LLC.
23.2	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page hereto).